Exhibit 99.6

[Letterhead of K2, Inc.]

NEWS RELEASE

Contacts:    Dudley W. Mendenhall, 760-494-1000

or

Integrated Corporate Relations, Inc.

Investor Relations:

Andrew Greenebaum/Chad Jacobs

(310) 395-2215/ (203) 222-9013

Media Relations:

John Flanagan/Mike Fox

(203) 222-9013

K2 Inc. Announces the Acquisition of Three Leading Companies in

Winter Sports and Outdoor Apparel

•	Völkl Sports—premium skis

•	Marker Group—leading ski bindings

•	Marmot Mountain Ltd—premium outdoor technical apparel and equipment

Carlsbad, California—June 16, 2004—K2 Inc. (NYSE: KTO) announced the signing of three definitive acquisition agreements in which Völkl Sports Holding AG, The Marker Group and Marmot Mountain Ltd. would become wholly owned subsidiaries of K2. The transactions, which are subject to regulatory review and other customary conditions, are expected to be completed by mid-July, 2004. K2 indicated that it expects the transactions to be accretive to its earnings in 2004 and subsequent years.

“The Völkl and Marker acquisitions are very significant in that they continue our strategy of building a truly global winter products platform for K2,” said Richard Heckmann, K2’s chairman and chief executive officer. “The ski business is increasingly driven by a few global players with integrated ski and binding systems, and this transaction will solidify K2’s leading position on a global basis. K2, Völkl and Marker are leading authentic brands and together they will constitute the most unique and powerful winter products platform in the industry today. The addition of Völkl and Marker’s strong European management team gives us a unique opportunity to combine our significant European operations for the benefit of both customers and employees. Völkl’s outstanding heritage of German engineering excellence will be a strong addition to our worldwide product offering in the ski industry as will their superb manufacturing facilities”.

Mr. Heckmann continued. “Equally exciting is the Marmot acquisition, which positions K2 with a scaleable platform in the outdoor technical apparel market. One of K2’s objectives has been to build a premium technical apparel platform that would complement its reputation for performance products in sporting goods. Combined with the recently announced acquisition of Ex Officio, we are confident that we will be able to successfully grow these businesses and expand K2’s presence in technical outdoor apparel. With 35 major brands across many of the major sporting goods markets, the opportunity to combine the technical high-end apparel expertise of Marmot and Ex Officio with K2’s leading equipment brands and broad retail distribution will present internal growth possibilities for some time.”

Acquisition Overviews

Völkl, established in Germany in 1889, is a leading global manufacturer of premium skis with an average retail price point above $500, and is the #1 ski in the U.S. in dollar terms, while K2 is the #1 ski in the U.S. in units. Völkl has a highly automated manufacturing facility in Straubing, Germany, which K2 intends to maintain.

Marker, founded in 1952, is a worldwide market leader in ski bindings with an estimated market share in excess of 40% in the U.S. Marker has leveraged the strength of the Marker brand and technology to partner with ski manufacturers, including Völkl and K2, to sell integrated ski and binding systems. This partnership has enabled Völkl to establish itself as the leader in the U.S. in ski system sales, growing from an estimated 3% of the U.S. market in the 2000-2001 season to 43% in the 2003-2004 season. In addition, in the past season, a significant percentage of K2’s skis were sold as integrated systems with Marker bindings.

Völkl and Marker are linked by common ownership. The purchase price for the acquisition is approximately $124 million plus the assumption of seasonal working capital debt. The transaction consideration will consist of a combination of K2 stock, cash, and the assumption of debt. On a combined basis, Völkl and Marker generated total sales of $171.9 million (€146.0 million) in their fiscal year ended March 31, 2004.

Marmot, founded in 1971, is a leader in the premium technical outdoor apparel and equipment market. Marmot’s product lines include performance jackets, technical rainwear, expedition garments, fleeces, softshells, skiwear outerwear and accessories, gloves, and expedition quality tents, packs and sleeping bags. Retail price points for Marmot’s products range from $80 to $400, and sales for 2004 are estimated to be $74 million. Marmot produces skiwear under a license with Marker, which will result in additional synergies for K2. The purchase price is approximately $84 million plus the assumption of debt. The transaction consideration will consist of a combination of K2 stock, cash, and the assumption of debt.

K2 plans to finance the acquisitions through a combination of debt and equity.

Outlook for 2004

The Company today also updated guidance for fiscal 2004, and re-confirmed guidance for the second quarter ending June 30, 2004. On a full year basis for fiscal 2004, the Company expects sales of approximately $1.1 billion and basic earnings per share of approximately $0.97, assuming projected average basic shares outstanding of 39.8 million, and diluted earnings per share of approximately $0.86 on projected average diluted shares outstanding of 49.1 million as if the Company’s convertible debt were converted into shares. The share count projections for fiscal 2004 include shares that are projected to be issued in the pending acquisitions and related financings. For the quarter ending June 30, 2004, the Company expects sales in the range of $230 to $240 million and basic earnings per share of approximately $0.18 assuming projected average basic shares outstanding of 34.9 million, and diluted earnings per share of approximately $0.16 assuming projected average diluted shares outstanding of 44.4 million as if the convertible debt were converted into shares.

Investor Conference Call

K2’s will hold a conference call today scheduled to begin at 8:30 a.m. Eastern Daylight Time (USA), on June 16th, 2004. K2 plans to do a live broadcast of the conference call over the Internet. Investors can listen to the live webcast at www.k2inc.net and www.fulldisclosure.com. For those who are not available for the live broadcast, the call will be archived on www.fulldisclosure.com.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a portfolio of leading brands including Rawlings, Worth, Shakespeare, Pflueger, Brass Eagle, Worr Games, Stearns, K2, Ride, Olin and Morrow, Tubbs, and Atlas. K2’s diversified mix of products is used primarily in team and individual sports activities such as baseball, softball, fishing, paintball, watersports activities, alpine skiing, snowboarding, snowshoeing, in-line skating and mountain biking. Among K2’s other branded products are K2 Licensing & Promotions, Dana Design backpacks, Planet Earth apparel, and Adio and Hawk skateboard shoes.

Rawlings, Worth, Shakespeare, Pflueger, Brass Eagle, Stearns, K2, Ride, Olin, Morrow, Tubbs, Atlas, K2 Licensing and Promotions, Dana Designs, Planet Earth, Adio and Hawk skateboard shoes, JT, and Worr Games are trademarks or registered trademarks of K2 Inc. or its subsidiaries in the United States or other countries.

Safe Harbor Statement

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to K2’s ability to successfully execute its acquisition plans and growth strategy, integration of its recent merger with Rawlings Sporting Goods Company, Inc. and other acquired businesses, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, and other risks described in the company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. The company cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release is made as of the date of this news release, and the company does not undertake to update any forward-looking statement.

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